Exhibit (a)(137)

VOYA GLOBAL PERSPECTIVES® PORTFOLIO

PLAN OF LIQUIDATION AND TERMINATION OF SERIES

This Plan of Liquidation and Termination of Series (the “Plan”) is made by Voya Investors Trust (the “Trust”), a Massachusetts business trust, with respect to Voya Global Perspectives® Portfolio (the “Series”), a separate series of shares, and a segregated portfolio of assets, of the Trust. The Series is a series of an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). This Plan is intended to accomplish the complete liquidation and termination of the Series in conformity with all applicable provisions of Massachusetts law, the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Code”), and the Trust’s Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, as amended and supplemented (the “Declaration of Trust”).

WHEREAS, the Trust’s Board of Trustees (the “Board”) has determined, on behalf of the Series, to liquidate and terminate the Series; and

WHEREAS, by resolutions of the Board on November 13, 2025, the Board considered and adopted this Plan as the method of liquidating and terminating the Series in accordance with applicable provisions of Massachusetts law and the Trust’s Declaration of Trust and By-Laws, including but not limited to, Article XI (Section 11.2) of the Declaration of Trust.

NOW, THEREFORE, the liquidation and termination of the Series shall be carried out in the manner hereinafter set forth.

1.Effective Date of Plan. This Plan shall become effective with respect to the Series on or about February 23, 2026 or such other date as an officer of the Trust, on advice of counsel and with notice to Trustees shall determine is appropriate (the “Effective Date”). As of the close of business on the Effective Date, the Series shall cease (or has ceased) the public offering of its shares and shall be officially closed to new sales.

2.Liquidation. As soon as practicable following the Effective Date, the Series shall be liquidated (the “Liquidation”). This Plan is intended to constitute a plan of liquidation under Sections 331, 332, 562 and 817 of the Code, as applicable.

3.Cessation of Business. Upon and after the Effective Date, the Series shall not engage in any business activities, except for the purposes of winding up its business and affairs and reducing its assets to cash, and shall distribute the Series’ assets, including as such assets have been reduced to cash, to its shareholders in accordance with the provisions of this Plan.

4.Liquidation of Assets. As soon as it is reasonable and practicable after the Effective Date, but in no event later than May 15, 2026 (the “Liquidation Date”), all portfolio securities of the Series not already converted to cash or cash equivalents shall be converted to cash or cash equivalents. If any portion of the assets of the Series cannot reasonably practicably be converted to cash or cash equivalents during the period prior to the Liquidation Date, the Series may pay one or more liquidating distributions by transferring, on behalf of the shareholders, assets that were not able to be converted to cash or cash equivalents to a liquidating trust. The final liquidating distribution to the Series’ shareholders shall occur within 24 months of the Effective Date.

5.Liabilities. During the period prior to the Liquidation Date, the Series shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Series from the assets of the Series. If the Series is unable to pay, discharge or otherwise provide for any liabilities of the Series during the period prior to the Liquidation Date, the Series shall make reasonable provision for the payment of such liabilities and any contingent liabilities as required by Massachusetts law, including, without limitation, retaining cash or cash equivalents in an amount that it estimates is necessary to discharge

(i)any unpaid liabilities and obligations of the Series on the Series’ books as of the Liquidation Date and (ii) such contingent liabilities of the Series as the Trust’s officers may reasonably deem to exist.

6.Deferred Compensation Plan for Independent Trustees. The Series shall terminate the Deferred Compensation Plan for Independent Trustees maintained by the Series (the “Deferred Compensation Plan”), pursuant to Section 8.1 of such Deferred Compensation Plan, effective as of the Liquidation Date, and all unpaid amounts in the bookkeeping accounts of the Trustees of the Series participating in the Deferred Compensation Plan with respect to the Series as of the Liquidation Date shall be paid in a lump sum to such Trustees, in accordance with Section 8.1 of such Deferred Compensation Plan, on the Liquidation Date or as soon as administratively practicable thereafter, but in all events by the later of

(1) the end of the calendar year in which the Deferred Compensation Plan termination occurs and (2) the end of the first calendar year in which the payment is administratively practicable.

7.Distribution to Shareholders. After giving effect to any dividends declared pursuant to Section 9 below, the Series’ assets will be distributed ratably among the Series’ shareholders of record at the close of business on the Liquidation Date in one or more cash payments. Unless otherwise instructed by a contract holder, the value of such cash payments that underlie variable annuity or variable life insurance contracts shall be allocated to another tax-qualified option identified by the insurance company. The first distribution of the Series’ assets is expected to consist of cash representing substantially all of the assets of the Series, less the amount reserved to pay creditors of the Series, if any. In any event, the final liquidating distribution to the Series’ shareholders shall occur within 24 months of the Effective Date.

If the Series is unable to make distributions to all of the Series’ shareholders because of the inability to locate shareholders to whom distributions in cancellation and redemption of Series shares are payable, the Trust may create, in the name and on behalf of the Series, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of the Series in such trust for the benefit of the shareholders.

8.Receipt of Cash or Other Distributions After the Liquidation Date. Following the Liquidation Date, if the Series receives any cash or other property that it had not recorded on its books on or before the Liquidation Date, except as otherwise described below, such cash or other property will be paid or otherwise disbursed as contemplated by the Voya Funds Policy for Distribution of Proceeds to Reorganized and Liquidated Funds as in effect as of the Effective Date and attached hereto as Exhibit A.

9.Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the Liquidation Date, the Series shall, if necessary, have declared and paid a dividend or dividends which, together with all previous dividends qualifying for the deduction for dividends paid under Section 561 of the Code, shall have the effect of distributing to the shareholders of the Series all of the Series’ investment company taxable income, all of the Series’ net capital gain, if any (after reduction for any capital loss carry- forward), and all of the Series’ net tax-exempt income, if any, in each case earned or accrued: (i) in the taxable year of the Series ending on the Liquidation Date, and (ii) in any prior taxable year in respect of which, at the time of declaration and payment of the dividend(s), the Series is eligible to declare and pay a spillback dividend under Section 855(a) of the Code and computed in each case without regard to any deduction for dividends paid, and any additional amounts necessary to avoid any excise tax described in Section 4982 of the Code for such periods.

10.Expenses. The Series’ investment adviser, Voya Investments, LLC, shall bear (either directly or through its expense reimbursement provision with the Series) the expenses incurred in connection with carrying out this Plan with respect to the Series including, but not limited to, portfolio transition costs, printing, legal, and the expenses of reports to shareholders, whether or not the Liquidation contemplated by this Plan is effected. Any expenses and liabilities attributed to the Series that were not accrued at the time of the Liquidation will also be borne by Voya Investments, LLC, unless such expenses and liabilities, or any portion thereof, shall be payable under an insurance policy purchased by the Trust.

11.Powers of Board of Trustees. The Board and, subject to the direction of the Board, its officers shall have authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the termination of contracts entered into in connection with the portfolio management of the Series, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Investment Company Act or any other applicable laws. The death, resignation or disability of any Trustee or any officer of the Trust shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan. After the completion of the distribution of the Series’ assets and the termination of the Series under the Plan, the Trustees shall be discharged of any and all further liabilities and duties with respect to the Series and its shareholders and/or its creditors, and the right, title and interest of all parties shall be canceled and discharged with respect to the Series.

12.Amendment of Plan. The Board shall have the authority at any time to authorize variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effect the liquidation of the Series, and the distribution of the Series’ net assets to its shareholders in accordance with the laws of the Commonwealth of Massachusetts, the Investment Company Act, the Code, and the Declaration of Trust, if the Board determines that such action would be advisable and in the best interests of the Series and its shareholders.

13.Termination of Plan. This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board at any time prior to the Liquidation Date if circumstances should develop that, in the opinion of the Board, in its sole discretion, make proceeding with this Plan inadvisable for the Series.

14.Filings. As soon as practicable after the final distribution of the Series’ assets to shareholders, the Trust shall file a notice of liquidation and termination of the Series and any other documents as are necessary to effect the liquidation and termination of the Series in accordance with the requirements of the Trust’s Declaration of Trust, Massachusetts law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Series is so qualified, as well as the preparation and filing of any tax returns, including, but not limited to the Series’ final income tax returns, IRS Forms 966, 1096 and 1099. Upon the last to occur of the foregoing, the Series shall be deemed terminated.

15.Further Assurances. The Trust shall take such further action, prior to, at, and after the Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

16.Governing Law. This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

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VOYA INVESTORS TRUST

on behalf of Voya Global Perspectives® Portfolio

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President

VOYA INVESTMENTS, LLC

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Exhibit A

Voya Funds Policy for Distribution of Proceeds to

Reorganized and Liquidated Funds

I.INTRODUCTION

From time to time, money (“After-Received Amount”) is received relating to investments previously held by funds in the Voya funds complex (each, a “Fund,” and collectively, the “Funds”) that have been reorganized into other Funds or liquidated. As an example, a Fund that is eligible to participate in a class action settlement may file the necessary proof of claim forms with the appropriate claims administrator before the Fund’s reorganization or liquidation, and the class action settlement proceeds may subsequently be received after the Fund has been reorganized or liquidated. This policy (the “Policy”) is intended to address the payment of an After-Received Amount in those circumstances.

II.SETTLEMENT DISTRIBUTION A. Reorganized Funds

An After-Received Amount payable to a reorganized Fund shall be paid to the successor Fund or pursuant to the terms of the relevant Agreement and Plan of Reorganization.

B.Liquidated Funds

(1)Prior to the date on which a liquidated Fund is dissolved under applicable state law (the “Dissolution Date”), if an After-Received Amount is received in respect of the liquidated Fund, an officer of the applicable registrant or his or her designee (an “Authorized Officer”) shall determine an appropriate disposition of such After-Received Amount, in accordance with the following:

a)The Authorized Officer will cause to be identified the former shareholders of record of the Fund (each, a “Former Shareholder”) on the date of liquidation of the Fund as contemplated by the Fund’s Plan of Liquidation and Dissolution (the “Liquidation Plan”) based on information received from the Fund’s transfer agent (or other agent as maintains the records relating to Former Shareholders) or such other appropriate date as determined by the Authorized Officer (the “Liquidation Date”).

b)The Authorized Officer will appoint an agent for the purpose of attempting to make such distribution (the “Agent”). The Agent will calculate the portion of the After-Received Amount distributable to each Former Shareholder based on such Former Shareholder’s share ownership of the Fund on the Liquidation Date. The Authorized Officer shall prepare a document that includes the name and address of each Former Shareholder, along with the amount of the After-Received Amount distributable to such Former Shareholder (the “Distribution List”). If the address of a Former Shareholder is not included in the information received from the Funds’ transfer agent, the Agent shall use reasonable efforts to determine such address.

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c)The Agent shall attempt to distribute the After-Received Amount to each Former Shareholder in the amounts shown on the Distribution List, on a date determined by the Authorized Officer within a reasonable time after the Distribution List is finalized; provided, however, that no distribution shall be made to any Former Shareholder to whom the amount distributable is shown on the Distribution List to be $25 or less (or such other dollar amount identified by the Agent, below which special administration, distribution, or other charges may apply). Where the distributable amount to a Former Shareholder is $25 or less, such Former Shareholder’s After-Received Amount shall be disbursed as contemplated by Clause II(B)(2) below.

d)Reasonable expenses incurred after the Liquidation Date may be paid, and shall be deducted, from the After-Received Amount; provided that no such expenses shall be paid to a Fund’s investment adviser or any affiliated person of the investment adviser unless such payment is specifically approved by a majority of the Non-Interested Directors/Trustees of the Voya funds.

e)Any portion of the After-Received Amount remaining after a liquidated Fund’s Dissolution Date will be disbursed as contemplated by Clause II(B)(2) below. No Former Shareholder shall have any right to any amount disbursed as contemplated by Clause II(B)(2).

(2)An After-Received Amount received after a liquidated Fund’s Dissolution Date will be distributed to any entity that the Fund’s Authorized Officer or Authorized Officers consider appropriate, including potentially to the remaining series of the relevant Registrant or the remaining funds in the Voya funds complex. The Authorized Officers’ determinations with respect to the distribution of such an After-Received Amount will be reported to the Funds’ Boards of Directors/Trustees.

(3)For purposes of this Policy, a liquidated Fund’s Dissolution Date shall not be less than 120 days after a Fund’s Liquidation Date.

Business Owner	Andy Schlueter, Head of Mutual Fund Operations
Name & Title:	Voya Investment Management
Exhibits:	N/A
Approval Dates:	November 21, 2019	Voya Funds’ Boards of Directors/Trustees
	September 15, 2016	Voya Funds’ Boards of Directors/Trustees
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